EXHIBIT 19.1
Insider Trading Policy
March 12, 2024
Background
Century Aluminum Company (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy with respect to the trading of the Company’s securities and the securities of other publicly traded companies with whom the Company may exchange information as part of our business.
Securities laws in the U.S. and many other jurisdictions in which the Company does business prohibit the purchase or sale of securities while in possession of material non-public information. These laws also prohibit the selective disclosure of such information to others who may trade in such securities on the basis of such material non-public information. In the course of performing your responsibilities or other involvement with the Company, you may have access to material non-public information about the Company and its business (or information about other public companies with which the Company does business). This Insider Trading Policy is designed to prevent insider trading violations, or allegations of such violations, and to demonstrate and enforce the Company’s commitment to the highest standards of honest and ethical behavior and integrity in carrying out our business activities.
Persons Covered
This Insider Trading Policy applies to all Company directors, officers and employees as well as each such person’s family members or other members of such person’s household and entities controlled by any such person covered by this Insider Trading Policy (collectively, “Covered Persons”). Directors, officers and employees are responsible for any trades placed by such person’s family members or other members of such person’s household and entities controlled by any such person and should make them aware of this policy and its requirements. Directors, officers and employees should treat any trades by such persons as if such transactions were for their own accounts.
Company Policy
No Trading. Company securities shall not be purchased or sold while in the possession of material non-public information.
No Tipping. Material non-public information about the Company shall not be disclosed to any person other than a director, officer or employee of the Company, except as reasonably required in the course of business and authorized by the Compliance Officer (as defined below). Providing material non-public information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal.
Other Companies’ Securities. Material non-public information about another public company (e.g., companies doing business with the Company) shall not be disclosed to any person and securities of such public company shall not be purchased or sold when the purchaser or seller possesses material non-public information about that entity.
Other Prohibited Transactions.
•Short-term trading. Company securities purchased in the open market must be held for a minimum of six months. The Securities and Exchange Commission's (the “SEC”) short-swing profit rule prevents directors and certain officers from selling any Company stock within six months of an open-market purchase. We have expanded this rule to all Covered Persons. However, the rule does not apply to stock awards nor stock option exercises.
•Trading on margin and pledging. Covered Persons are strictly prohibited from holding Company securities in a margin account or pledging Company securities as collateral.
•Short sales. Short sales of Company securities (sales of securities that are not then owned) are prohibited for all Covered Persons.
•Derivatives. The purchase or sale of puts, calls, swaps or other derivatives relating to the Company’s securities (unless specifically authorized) is prohibited.
•Hedging. Covered Persons are prohibited from purchasing or entering into financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

No Exception for Hardship. Except as otherwise noted below, transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception when they violate this Insider Trading Policy. As noted above, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Blackout Procedures
In addition to the restrictions set out above, our directors, officers and certain other designated employees of the Company who have access to material non-public information about the Company together with their family members, other members of their household and any entities that such persons influence or control (collectively, “Insiders”) are also subject to the following blackout procedures. The Company will notify you if you are subject to the blackout procedures.
Quarterly Blackout Periods. Insiders may not trade in Company securities during the period (A) beginning on the second to last business day of each quarter and (B) ending after the close of the trading session following the Company’s release of its financial results for the period. For example, if the Company releases its financial results after market close on a Tuesday, then trading will be permitted upon market open on the following Thursday, in order to allow for the completion of a full trading session. If, however, the Company releases its financial results prior to market open on a Tuesday, then trading will be permitted upon market open the next day (Wednesday) because one full trading session will have elapsed.
Special Blackouts. From time to time, other types of material information regarding the Company may not have been publicly disclosed. So long as the information remains material and non-public, the persons who are aware of the information should consider themselves under a special blackout and may not trade in the Company’s securities until the information has been released publicly and fully absorbed by the market. Any person made aware of the existence of any special blackout should not disclose the existence of the special blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to a special blackout will not relieve that person of the obligation not to trade while aware of material non-public information.
Directors and executive officers may also be subject to special blackouts pursuant to the Securities and Exchange Commission’s (“SEC”) Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material non-public information about the Company.
Pre-Clearance Procedures

All Insiders are also subject to the following pre-clearance procedures:
Insiders may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction. If possible, a request for pre-clearance should be submitted at least one business day in advance of the proposed transaction using the Preclearance Form attached hereto as Exhibit A. The Company is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. When a proposed transaction receives pre-clearance approval, the pre-cleared trade must be effected within five (5) business days of receipt of pre-clearance. Transactions not effected within the time limit are again subject to pre-clearance. Any approved pre-clearance is also void if the Insider becomes aware of any material non-public information between the timing of the pre-clearance and the approved trade. Transactions shall be pre-cleared by the Compliance Officer, the Associate

General Counsel or other attorneys designated from time to time by the Compliance Officer. The Compliance Officer himself or herself may not trade in Company securities unless the Chief Executive Officer or the Chief Financial Officer has approved the trade(s).

Exception for Approved 10b5-1 Plans

Trades in Company securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibitions on trading on the basis of material non-public information contained in this policy, including the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before the person is aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans be approved in writing in advance by the Compliance Officer and only if such 10b5-1 plan meets the requirements of Rule 10b5-1. 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material non-public information.
Transactions Covered
Trading includes purchases and sales of the Company’s securities, including common stock (including any common stock held in the Company’s 401(k) plan), derivative securities, such as put and call options or swaps relating to the Company’s securities, convertible debentures or warrants, preferred stock, and debt securities (debentures, bonds and notes). The trading restrictions also apply to any sale of the underlying stock or to a cashless exercise of a stock option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.
The trading restrictions generally do not apply to the exercise of a stock option where no Company stock is sold in the market to fund the option exercise, to gifts of Company securities unless there is reason to believe that the recipient intends to sell the securities into the market or transfers of Company securities to or from a trust or other entity which is covered by this policy.

Post-Termination Transactions
If you are aware of material non-public information when you terminate employment or your service as a director terminates, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, pre-clearance and blackout procedures set forth herein will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of employment or services as director.
Penalties for Noncompliance
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to trade in Company securities (or the securities of other public companies) while in possession of material non-public information. The penalties for violating insider trading laws can be significant, including imprisonment and criminal and civil fines.
Failure to comply with this policy may also subject you to Company-imposed sanctions, up to and including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law. Any person who violates this policy or any federal, state or foreign law governing insider trading, or knows of any such violation by another other person, must immediately report such violation to the Compliance Officer.
Individual Responsibility
The ultimate responsibility for complying with this policy and avoiding improper trading resides with you. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this policy (or otherwise) shall not in any way constitute legal advice or insulate an individual from liability under applicable securities and insider trading laws.
Definitions and Examples
“Compliance Officer” The Company has appointed the General Counsel as the Compliance Officer for this policy. The duties of the Compliance Officer include, but are not limited to, the following: (i) assisting with implementation and enforcement of this policy; (ii) circulating this policy to all employees and ensuring that this policy is amended as necessary to remain up-to-date with insider trading laws; (iii) together with the Associate General Counsel, and the Chief Executive Officer and Chief Financial Officer in case of trades made by the Compliance Officer, pre-clearing all trading in securities of the Company by Insiders; and (iv)

providing approval of any Rule 10b5-1 plans and any transactions otherwise prohibited by this policy.
“10b5-1 Plan” means a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934.
Definition of “Material Non-Public Information”.
“Material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock — in short, any information which could reasonably be expected to affect, positively or negatively, the price of the stock.
“Non-public” information is any information which has not been disclosed generally to the marketplace. Information about the Company that is not yet in general circulation should be considered non-public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public. All information that you learn about the Company or its business plans in connection with your employment is potentially “insider” information until publicly disclosed or made available by the Company. You should treat all such information as confidential and proprietary to the Company. To be “public”, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. You may not disclose it to others, such as family, relatives or business or social acquaintances, who do not need to know it for legitimate business reasons. If this non-public information is also “material,” you are required by law and this policy to refrain from trading and from passing the information on to others who may trade.
Examples. Common examples of non-public information that may be material are projections for future earnings or losses, news of a pending or proposed merger, acquisition or tender offer, news of the sale of significant assets or the disposition of a subsidiary, changes in dividend policies or the declaration of a stock split or the offering of additional securities, changes in senior management, significant operational improvements or difficulties, significant increases or decreases in production, impending bankruptcy or financial liquidity problems, extraordinary borrowings, changes in debt ratings, significant litigation, or the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.
20-20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. Penalties apply whether or not you derive any personal benefit from another's actions.
When Information Is Public. It is also improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, you should not engage in any transactions until after the close of the trading session following the Company’s release of such information. For example, if the Company releases the information after market close on a Tuesday, then trading will be permitted upon market open on the following Thursday, in order to allow for the completion of a full trading session. If, however, the Company releases the information prior to market open on a Tuesday, then trading will be permitted upon market open the next day (Wednesday) because one full trading session will have elapsed.
Company Assistance
If you have questions about any provision of this Insider Trading Policy or if you are in doubt as to whether or not you are in possession of material non-public information, please contact the Compliance Officer before trading in any securities. Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment.
Certification
Annually, every Insider must submit a written certification that such person understands and agrees to follow the policies and procedures set forth above herein.

Exhibit A
Application for Clearance to Trade

Insiders (applying on their own behalf or on behalf of their family members, other members of their household and any entities that such persons influence or control) applying for clearance to trade under Century Aluminum Company’s Insider Trading Policy should complete sections 1 and 2 below and submit this form to insidertrading@centuryaluminum.com. If you are applying for clearance to enter into, amend or cancel an investment program or 10b5-1 trading plan, please provide full details of the relevant program or plan and attach a copy of its terms. All capitalized terms used herein, but not otherwise defined have the meaning ascribed to them in Century Aluminum’s Insider Trading Policy.

1. Applicant

(a) Name:
(b) Contact details:	For employees, please include work email address, and most convenient phone number. For non-employees, please include a personal email address and telephone number.
2. Proposed Trade

(a) Description and nature of the trade:	Description of the transaction type (e.g., open market acquisition/sale of CENX Common Stock; disposal/sale of CENX Common Stock acquired on vesting of TVSUs/PSUs; option exercise; gift to [ ]).
(b) Number of securities:	If actual number is not known, provide a maximum amount (e.g., ‘up to 100 shares’ or ‘up to [denote currency and value] of shares.
(c) Other relevant details:	Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g., transfer will be for no consideration).
By submitting this form, I certify that:
1.the information included in this form is accurate and complete;
2.I am not in possession of Material Non-Public Information relating to Company;
3.If I am given clearance to trade and still wish to trade, I will do so as soon as possible and in any event within five (5) business days;
4.If I become aware that I am in possession of Material Non-Public Information before I trade, I will refrain from trading; and
5.After giving effect to the trade described herein, I will continue to be in compliance with any securities ownership requirements that apply to me.

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Applicant

Insider Trading Policy

CERTIFICATION
I hereby acknowledge receipt of Century Aluminum Company's Insider Trading Policy, and certify that I have read, understand and will comply with this policy. I further acknowledge that I have been designated an “Insider” for purposes of the Insider Trading Policy and will comply with the provisions applicable to such persons. I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with Century Aluminum Company.
Date: __________________        Signature:
Print Name: